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Luis Carrillo * Wade D. Huettel ______________ Randy C. Whaley ______________ Kevin A. Polis Alexandra M. Falowski Angela M. Fontanini Devon K. Roepcke * Also admitted in NY & NJ

May 24, 2012

Seville Ventures Corp.

5481 North River Road

Byron, IL 61010

Re:	Registration Statement on Form S-1/A for Seville Ventures Corp.
Registration for Sale of up to 3,500,000 Shares of Common Stock by the Company

Ladies and Gentlemen:

We have acted as counsel for Seville Ventures Corp., a Nevada corporation (the “Company”), in connection with a registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on or about the date of this letter, under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for the public offering of up to 3,500,000 shares (the “IPO Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”).  As used in this opinion letter, the term “IPO Prospectus” refers to the Offering Prospectus in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act.

The IPO Shares consist of the 3,500,000 shares of Common Stock to be sold by the Company in the public offering under the Registration Statement and IPO Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the IPO Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon and subject to the foregoing, it is our opinion that the IPO Shares have been duly authorized and when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the Nevada Revised Statutes of the State of Nevada, including all applicable provisions of the Nevada Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

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3033 Fifth Avenue, Suite 400  |  San Diego, CA 92103

TEL: 619.546.6100  |  FAX: 619.546.6060  |  www.carrillohuettel.com

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Carrillo Huettel, LLP

Carrillo Huettel, LLP